Exhibit 10.1

ASSIGNMENT OF PURCHASE AGREEMENT
OF SNOW WHITE MINE
PROPERTY AND LODE CLAIMS

This Assignment of the Purchase Agreement of the Snow White Mine Property and Lode Claims (the “Assignment”) is made and effective December 1, 2014,

BETWEEN:	US Mine Corporation (the “Assignor"), a company organized and existing under the laws of the State of Nevada, with its head office located at:

3090 Boeing Road
Cameron Park, CA 95682

AND:	Port of Call Online, Inc., (the "Assignee"), a corporation organized and existing under the laws of the State of Nevada, with its head office located at:

1670 Sierra Avenue, Suite 402
Yuba City, CA 95993

FOR THE VALUE SET FORTH HEREIN,  the Assignor hereby assigns, transfers and sets over to Assignee all rights, title and interest held by the Assignor in and to the Purchase Agreement of the Snow White Mine Fee Simple Property and Lode Claims (the “Purchase Agreement”) between the US Mining and Minerals Corporation (as “Original Seller”) and US Mine Corporation (the “Original Buyer”)  entered into on November 28, 2014 (Exhibit A).

1.	TERMS

a.
The Assignor warrants and represents that the Purchase Agreement is in full force and effect and all payments and obligation are current. The Assignor further warrants and represents that it is in full compliance with all term or conditions of the Purchase Agreement and is not in default (whether declared or not) under the Purchase Agreement.

b.
The Assignee hereby assumes and agrees to perform all the remaining and executory obligations of the Assignor under the Purchase Agreement including the Terms of Purchase set forth in the Purchase Agreement and agrees to indemnify and hold the Assignor harmless from any claim or demand resulting from non-performance by the Assignee.

c.	The Assignor warrants that the Purchase Agreement is without modification, and remains on the terms contained therein.

d.	The Assignor further warrants that it has full right and authority to transfer said Purchase Agreement and that the property rights therein transferred are free of lien, encumbrance or adverse claim.

e.	This assignment shall be binding upon and inure to the benefit of the parties, their successors and assigns.

2.	CONDITIONS TO ASSIGNMENT

a.
The assignment of the Purchase Agreement shall be conditional upon: (i) the Assignee’s payment of the Ernest Money ($50,000) at the time this Assignment is signed; and (ii) the release of all existing third party liens on the Property being purchased.

b.
The assignment of the Purchase Agreement shall be further conditioned on approval of transfer of the Mining and Conditional Use Permit by the San Bernardino County and the US Bureau of Land Management (the ”BLM”).

3.	ORIGINAL SELLER’S APPROVAL

a.
The parties hereto acknowledge that the Purchase Agreement, by its terms, provides for the assignment of the Purchase Agreement upon the Original Seller’s approval and that any assignment requires approval by the BLM . By execution of this Assignment of Purchase Agreement both Assignor and Assignee agree that this Assignment shall be in full force and effect and legally binding on the parties hereto and is intended to transfer all rights, title, obligations and interest under the Purchase Agreement to the Assignee.

b.	Original Seller hereby agrees to recognize this assignment and agrees to accept Assignee’s performance of Original Buyer’s obligations under the Purchase Agreement.
c.	Furthermore, Assignor agrees to fully indemnify Assignee for any costs or expenses which may be incurred by Assignee in any action challenging the legality or effect of this Assignment.

IN WITNESS WHEREOF, the parties have executed this Assignment on the day and year first above written.

ASSIGNOR:	ASSIGNEE:
US MINE CORP.	PORT OF CALL ONLINE, INC.

/s/ John Bremer	/s/ Scott Dockter
Authorized Signature	Authorized Signature

John Bremer, President	Scott Dcokter, CEO
Print Name and Title	Print Name and Title

AGREED AND ACCEPTED BY:
US MINING AND MINERALS CORP.

/s/ Joseph Mathewson
Authorized signature

Joseph Mathewson, President
Print Name and Title

"Exhibit A"
Purchase Agreement of Snow White Mine
Fee Simple Property and Lode Claims

PURCHASE AGREEMENT
SNOW WHITE MINE
FEE SIMPLE PROPERTY AND LODE CLAIMS

This agreement is dated November 28, 2014

BETWEEN:

US Mining and Minerals Corporation with head office at 1807 Toyon Lane, Newport Beach, CA 92660

(The "Seller")

-and-

US Mine Corp with the head office at 3090 Boeing Road, Cameron Park, CA 95682

("The Buyer")

The parties hereto being hereafter jointly referred to as "Parties" and individually as Party. This agreement ("Purchase Agreement") concerns the purchase of the Snow White Mine property, located near Barstow, CA in San Bernardino County having a Permit Number – 2009M-01.

WHEREAS the Seller has agreed to sell to the Buyer a one hundred percent (100%) undivided interest in the Fee Simple Property and the Placer Claims listed in Schedule “A” upon the terms and conditions set forth herein (the “Transaction”).

NOW THEREFORE THIS AGREEMENT WITHNESSED that, in consideration of the mutual covenants expressed herein and the payment of funds as set forth herein, the Parties hereto agree as follows:

This Purchase Agreement, (a) shall be subject to all usual title review and deeds as shall be customary, and such other terms, warranties, covenants and conditions as may be customary, reasonably necessary or deemed desirable by the Parties hereto in order to give full effect to the terms herein; and (b) is binding upon the Parties subject to the terms and conditions set out herein.

Property Description: The Purchase Agreement comprises all rights owned, enjoyed or controlled by U.S. Mining and Minerals Corporation (USMMC), MATCON Corporation (MATCON) and Joseph and Sheila Mathewson (collectively the "Sellers") as follows:

1.
located in Section 7, Township 32 South, Range 46 East, MDM, Superior Lake USGS Quadrangle. Parcel Number 0500-161-08-0000 consisting of 80 acres of fee simple absolute in possession land ("Land"); and

2.
located in Sections 8 and 18, Township 32 South, Range 46 East, MDM, Superior Lake USGS Quadrangle five (5), forty (40) acre placer mining claims (as further described in Schedule “A” below) in San Bernardino County, California (“Claims”).

3.
The Land and Claims together contain sufficient Probable Reserves of high quality white pumice, pumicite, rhyolite and perlite ("Probable Reserves") in addition to all other rights including but not limited to aggregate, sand, rock, minerals, water rights and the use of any and all appurtenant easements, licenses and permissions owned, enjoyed, or controlled by Seller ("Mining, Water and Mineral Rights").

Further, the Sellers warrant, including, but not limited to, that the Claims listed in Schedule A and the Land (together, the "Property"): (i) comprise the Probable Reserves; (ii) is free of all encumbrances; (iii) including the "Permits and Conditions" section below, also comprises all other general easements, permissions and licenses necessary to operate the Property pursuant to the Intended Use (as defined below); and (iv) further and without prejudice to the foregoing, that there are no claims or actions known or threatened that may in anyway impair the foregoing (collectively, the "Current Status").

Intended Use: The Buyer is content to purchase and utilize the Property for the purpose of mining, processing, crushing, grinding, screening and selling of rock, sand, gravel, minerals, and other earthen, and alluvial materials, to include but not limited to pumice, pumicite, ryolitic tuff, perlite, and aluminum silicate, on, to and from the Property, and any other ancillary and related uses including, but not limited to, the location of one or more administrative office, aggregate and mineral production facilities and material stockpiles, in accordance with the terms and conditions of the Conditional Use and SMARA permits issued by San Bernardino County, the “Lead Agency” ("Intended Purpose").

Permits and Conditions: At the date hereof, the Sellers at their expense have already:

1.	Obtained the required Conditional Use Permit #2009M-01 ("Permit");

2.	Completed some of the required environmental and biological studies for the mining, quarrying, processing etc., of an initial 9.5 acres of the Property; and

3.	Filed the approved Plan of Operation and Reclamation Plan with the Lead Agency and the Bureau of Land Management ("BLM") which has been accepted by the Agency.

4.
The Sellers also warrant that the Mineral Rights to the fee simple owned 80- acres are still owned by the BNSF Railroad and Newmont Mining (“Newmont”), that an option to purchase these mineral rights has been negotiated between the BNSF/Newmont and the Sellers and they are awaiting final approval by BNSF and Newmont Management and that this transaction will need to be completed and the mineral rights purchased in accordance with the terms of such pending agreement between Sellers and Railroad/Newmont (which has been approved in principle by BNSF and Newmont and attached hereto has “Exhibit 1”) and is a condition to consummating this Purchase Agreement between the Sellers and Buyer.

The Sellers also warrant that any and all such Permits either attach to the Property or are personal to the Sellers, and in either case thereby capable of full assignment to the Buyer.

Buyer Responsibilities: The Buyer acknowledges that upon closing of the Transaction, it will be responsible:

1.	to perform, at the Buyer's cost, all mitigation measures, desert tortoise fencing, any additional wildlife surveys or other activities needed to comply with any operations beyond the current Permit;

2.
for the reclamation of any disturbance to the Property resulting from its mining activity and for the posting of any bonds, financial assurance instruments and for any increases in the bond or financial assurance that may be required from time to time, to satisfy Agency requirements; and

3.
to become the “designated operator” of the mining property and fully comply with all Annual Mine Inspection and Reporting requirements and agrees to file all required County and State required reports, pay all annual fee and easement rentals as required by statute, comply with all BLM regulations and County Permit conditions and take all actions necessary to protect and preserve the Mining and Conditional Use Permit.

The Buyer further acknowledges that:

1.	all intended operations shall be conducted in accordance with all applicable and prevailing Federal, State and County laws and regulations;

2.	all efforts shall be made to comply with the conditions of the Permit;

3.
upon Sellers’ approval, Buyer may assign its rights in this Purchase Agreement to a third party, in which case such assignee shall agree, in writing to assume all rights, responsibilities and obligations of Buyer pursuant to this Purchase Agreement.

Terms of Purchase: Subject to the Buyer’s satisfactory inspection of the Property, inquiry to terms & conditions of the Permit with applicable agencies, governmental bodies, and parties involved by the Buyer by virtue hereof, it is agreed that the purchase price of the Property shall be Six Hundred and Fifty Thousand dollars ($650,000), which shall be payable as follows to such bank escrow account agreed upon by the Parties:

1.	As soon as is reasonably practicable from the date hereof, the sum of Fifty Thousand dollars ($50,000) that shall be paid into escrow ("Earnest Money") as the initial deposit to open Escrow;

2.
The Earnest Money deposited, is necessary to complete the purchase of the Mineral Rights from the BNSF/Newmont (“BNSF Minerals/Water Acquisition Money”) by Sellers and will be released to the Sellers in order to complete this purchase from BNSF/Newmont and obtain the necessary release and rights assignment and transfer from BNSF/Newmont.

3.
Closing Date – The Parties hereby agree that the closing date shall be 45-days after the signing and execution of this Purchase Agreement or such earlier closing date as the Parties may agree to (the “Escrow Period”).

Closing Deliverables:

1.	Upon the Closing Date Sellers shall deliver the fully executed sale agreement between BNSF/Newmont and Sellers in form substantially the same as Exhibit 1 attached hereto;

2.
Upon the closing date Sellers shall deliver a final title report dated on or near the Closing Date which final title report shall contain no material changes from the preliminary title report previously provided to Buyer;

3.
Upon the Closing Date Sellers shall transfer through documented assignment all permit rights and responsibilities to Buyer and shall submit correspondence to the Lead Agency and BLM stating such transfer and authority of permit ownership and responsibility;

4.
Upon the Closing Date Sellers shall transfer ownership to Buyer of all interest in the 80 acre fee simple property listed in Schedule “A” with associated mineral and water rights acquired from BNSF and transfer ownership to Buyer of all interest in the Placer claims listed in Schedule “A”;

5.	Upon the Closing Date Buyer shall pay the balance of six hundred thousand dollars ($600,000), to Sellers.

Termination Rights. (A) At the end of the escrow period (45 days) if the Sellers have not acquired the mineral and water rights from BNSF/Newmont and provided items 1-4 listed under Closing Deliverables, then the Buyer shall have the option to determine that it does not wish to proceed with the Transaction, in which case Buyer shall deliver written notice thereof to the Sellers ("Buyer’s Termination Notice"):

1.	this pending Purchase Agreement shall immediately and conterminously terminate;

2.	save as set out in the "Return of Monies” and "Confidentiality" sections below, neither party shall have any liability or further obligation to one another.

(B)           At the end of the escrow period (45 days) if the Sellers have acquired the mineral and water rights from BNSF/Newmont and provided items 1-4 listed under Closing Deliverables, but Buyer is unable to deliver item 5 listed under Closing Deliverables, then the Sellers shall have the option to determine that it does not wish to proceed with the Transaction, in which case Sellers shall deliver written notice thereof to the Buyer ("Sellers’ Termination Notice"):

1.	this pending Purchase Agreement shall immediately and conterminously terminate;

2.	save as set out in the "Return of Monies" and "Confidentiality” sections below, neither party shall have any liability or further obligation to one another.

Confidentiality. Both the Buyer and Sellers agree to keep strictly confidential and not disclose to anyone other than its own employees, attorneys, Brokers/finders, lenders, accountants, governmental agencies, and/or prospective assignees or buyer's, any non-public information relating to the contemplated Transaction whether obtained by the Buyer from Sellers or by Sellers from the Buyer relating to the contemplated Transaction, except where disclosure:

1.	may be necessary to consummate the Transaction or as may be required by law; or

2.
to any third party (including, for the avoidance of doubt, this Purchase Agreement and any documents relating to this Purchase Agreement) is deemed reasonably necessary or desirable by the Buyer in respect of any such disclosure, that the Buyer and such third party shall have in force a binding confidentiality agreement.

The said obligations of confidentiality shall endure beyond any Termination Notice. Both the Buyer and Sellers agree to keep strictly confidential and not disclose to anyone other than its own employees, attorneys, Brokers/finders, lenders, accountants, or governmental agencies, any non-public information whether obtained by the Buyer from Sellers or obtained by Sellers from the Buyer for a period of 24 months after such Termination Notice or termination pursuant to the Section Termination Rights.

Further, notwithstanding the foregoing, (a) the said obligations of confidentiality shall endure beyond any Termination Notice; and (b) the Buyer or its assignee shall have the right to disclose the fact that it has entered into an agreement with the Sellers for the purchase of the Property, with such third parties, including the US Securities and Exchange Commission, the Buyer deems reasonably necessary or desirable, without such third party recipient signing a confidentiality agreement with the Buyer.

Return of Monies. Without prejudice to the Indemnity as aforesaid, in the event of a Buyer’s Termination Notice being issued then the Sellers agree that any and all monies paid by the Buyer to the Sellers by virtue hereof (if any) including any and all monies held in escrow (if at all) shall be refunded and returned forthwith to the Buyer. This provision does not include or pertain to any monies paid by the Buyer to consultants, contractors, suppliers or vendors retained to support the due diligence efforts during the Escrow Period. For the avoidance of doubt:

If escrow has not closed and a Buyer’s Termination Notice is given after the 45 day Escrow Period has expired, the Earnest Money shall be immediately refunded to the Buyer's designated bank account and Buyer shall reconvey back to the Sellers any rights or interest Buyer might’ve acquired in such Mining, Water and Mineral Rights;

If the Seller has completed the transaction with BNSF/Newmont and satisfied all the conditions under Termination Rights, such Mining, Water and Mineral Rights shall be transferred to Buyer.

If escrow has not closed and a Sellers’ Termination Notice is given after the 45 day Escrow Period has expired, the Earnest Money shall be forfeited to the Sellers and Buyer shall reconvey back to the Sellers any rights or interest Buyer might’ve acquired in such Mining, Water and Mineral Rights;

Governing Law. This Purchase Agreement resulting from these negotiations shall be interpreted under and governed by the laws of the State of California. Both Parties agree that the state courts sitting in San Bernardino County, California and the federal courts sitting in the Central District of California will have exclusive jurisdiction over any action arising out of or related to such Purchase Agreement. Further, the Sellers severally and jointly agree that in the event of any breach or threatened breach in respect hereof, the Buyer shall also be entitled to launch any legal proceedings in respect thereof, that without the requirement of posting a bond or other security, may include equitable remedies, including injunctive relief and specific performance ("Equitable Remedies"). For the avoidance of doubt, the Parties agree that such Equitable Remedies shall not be the exclusive remedies for any breach hereof but shall be in addition to all other remedies available whether at law or equity.

Non-Competition. From the date hereof and unless and until a Termination Notice (if at all), the Buyer and Sellers agree to, (a) complete this transaction in a spirit of cooperation and good faith  (b) to not interfere with the business or holdings of the other; and (c) take no actions detrimental to either the Buyer or Sellers' respective businesses. Further, unless and until a Termination Notice (if at all) then the Sellers agree that they shall not:

1.	stake any competing mine claims

2.	contact any adjoining landowners, regulatory agencies or customers regarding this Purchase Agreement without the prior written consent of the Buyer ; or

3.	offer for sale, advertise or otherwise issue any invitation to purchase any or all of the Property listed in this Purchase Agreement.

****Balance of Page Intentionally Left Blank****

IN WITNESS WHEREOF, the Parties hereto, by their duly authorized representatives as the case may be, agree to be bound by the terms set out herein from the date hereof.

US Mine Corp		U.S. Mining and Minerals Corporation

By:	/s/ Scott Dockter	By:	/s/ Joseph Mathewson

Name:	Scott Dockter	Name:	Joseph Mathewson

Title:	CEO	Title:	President

Date:	11/28/2014	Date:	11/28/2014

MATCON Corporation		Joseph Mathewson

By:	/s/ Joseph Mathewson	/s/ Joseph Mathewson

Name:	Joseph Mathewson	Date:	11/28/2014

Title:	President	Sheila Mathewson

Date:	11/28/2014	/s/ Sheila Mathewson

		Date:	11/28/2014

Schedule “A”

Fee Simple Property Legal Description

80 ACRE PARCEL 0500-161-08-0000

SOUTH HALF OF SOUTHEAST QUARTER SEC 7 TP 32 S R 46 E MOUNT DIABLO MERIDIAN

Placer Claim List

Claim Name	BLM Serial No.	Description	Federal Lands [MDM]	Acres
Snow White No. 1	CMAC-0283259	SW ¼ of SW ¼	Sec. 8, T 32 S, R 46 E.	40
Snow White No. 2	CMAC-0283260	NE ¼ of NE ¼	Sec. 18, T 32 S, R 46 E.	40
Snow White No. 3	CMAC-0297827	SE ¼ of SW ¼	Sec. 8, T 32 S, R 46 E.	40
Snow White No. 4	CMAC-0297828	NW ¼ of SW ¼	Sec. 8, T 32 S, R 46 E.	40
Snow White No. 5	CMAC-0308587	NW ¼ of NE ¼	Sec. 18, T 32 S, R 46 E.	40

Exhibit “1”

RELEASE OF MINERAL INTEREST

November 20, 2014

BNSF RAILWAY COMPANY
Corporate Real Estate Development
2500 Lou Menk Drive, AOB 3
Fort Worth, Texas 76131-2830

RE: RELEASE OF MINERAL INTEREST

GENTLEMAN:

Joseph R. Mathewson (hereinafter Grantee) has made an offer to acquire BNSF Railway Company's mineral interest, if any, in certain property in San Bernardino County, California in which he is the property owner. By instrument dated July 7, 2006 and recorded on August 9, 2006 as Document Number 20060543167 in the San Bernardino County Recorder's office, BNSF Railway Company, (hereinafter Grantor) conveyed to Joseph R. Mathewson and Ralph E. Prey, the subject property reserving all minerals.

I hereby acknowledge by virtue of the attached copy of my ownership deed, that 1 am the current owner of the underlying property of Grantor's mineral interest located near Barstow, San Bernardino County, State of California, as shown on Exhibit "A", attached hereto and by this reference made a part hereof.

Grantee does hereby request that Grantor issue a quitclaim and release deed for the purpose of releasing its mineral interest, if any, in the subject property for and in consideration of Twenty Two Thousand and No/100 Dollars ($22,000.00). Check should be made payable to BNSF Railway Company. Grantee will be responsible for any outstanding taxes and costs for survey, abstract, title insurance, excise taxes, documentary stamps, recording fees, etc. Grantor will retain all water rights and petroleum related mineral rights except the right of the Grantee to use water for their non-commercial use only on the released property. BNSF is not conveying or releasing any mineral rights or interest that may have been previously granted to Newmont and others and Grantee acknowledges this requested Release applies only to BNSF's interest, if any, and not to the mineral interests or rights of others.

Upon execution and return of 2 copies of this Agreement and checks, to Jones Lang LaSalle, Grantor's agent, a Quitclaim and Release Deed will be prepared and delivered to Grantor for acceptance and execution. Upon execution, one copy of this Agreement and the Quitclaim and Release Deed will be returned to Grantee for recording in the county records.

Grantee acknowledges that a material consideration for this agreement, without which it would not be made, is the agreement between Grantee and Grantor, that the Grantee shall pay upon return of this Agreement signed by Grantee to Grantor a processing fee in the amount of $2,000.00 over and above the agreed upon consideration. Said fee shall be made payable to BNSF Railway Company by a separate check.

This agreement is not a binding agreement and shall become binding only when, and if, it is executed by Grantee and fully approved and executed by the Grantor.

Sincerely,

Joseph R. Mathewson

GRANTEE:	GRANTOR:

Joseph R. Mathewson	BNSF RAILWAY COMPANY,
A Delaware corporation

By:	By:
Grantee's name as it is to appear on deed
(PRINTED/TYPED)	Print Name:
Title:

Dated:

Grantee's Address:	BNSF Address:
c/o Jones Lang LaSalle

Attn: _____________________
3017 Lou Menk Drive , Suite 100
Fort Worth, Texas 76131-2800
Attn:	Fax: 817-306-8129
Fax:	Phone: 817-230-2600
Phone:

Grantee's SSN or EIN: ________________________________________________

EXHIBIT "A"

DESCRIPTION / DRAWING OF PROPERTY

EXHIBIT "A"

BNSF File: S-MATCON
B&W Proj. No. 4623.270
MAP REFERENCE:
Sta. = N / A
R/W = r81C56
Land = N / A
Scale: 1"= 400'+/-
-N-
AT&SF RY
CA-51
03
Pcl 1
Section 8, Township 32 South, Range 46 East MDM
Section 7, Township 32 South, Range 46 East MDM
Section 7, Township 32 South, Range 46 East MDM
Section 18, Township 32 South, Range 46 East MDM
AT&SF RY
CA-51
02
Pcl 1
To: MATCON Corporation
Near: Barstow
San Bernardino County,
California
Legend:
MINERAL RELEASE AREA
California Division
N / A Subdivision - L.S. 9948-6
Val. Sec. 01-48510
AT&SF RY CA-51, Map 03
Sec. 7, T32S, R46E MDM
August 1, 2005
M.P. N/A
SPK

DRAWING NO. 3-36947

EXHIBIT "B"

OWNERSHIP DEED